EXHIBIT 107

Calculation of Filing Fee Tables

F-3

(Form Type)

Bit Digital, Inc.

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Equity Shares	Ordinary Shares	$54,550.00	(1)(2)	N/A	$500,000,000 (3)(4)	$.0001091	$54,550(5)	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date

(1)	Pursuant to Form F-3 General Instruction II.C, the registration fee is calculated on the basis on the maximum offering price of all of the securities listed in the Fee Table.
(2)	There is being registered hereunder an indeterminate number of shares of (a) ordinary shares, (b) preferred shares, (c) warrants to purchase ordinary shares or preferred shares of the Registrant, (d) subscription rights to purchase ordinary shares or preferred shares of the Registrant, and (e) units, consisting of some or all of these securities in any combination, as may be sold from time to time by the Registrant. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There is also being registered hereunder an indeterminate number of ordinary shares and preferred shares as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance, including such ordinary shares or preferred shares as may be issued pursuant to anti-dilution adjustments determined at the time of offering.
(3)	The proposed maximum aggregate offering price of each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to the General Instruction II.C. of Form F-3 under the Securities Act of 1933.
(4)	The proposed maximum aggregate offering price has been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act and reflects the maximum offering price of securities registered hereunder.
(5)	This amount was paid on July 15, 2021, upon the initial filing of this Registration Statement.